EXHIBIT 19
INSIDER TRADING POLICY
A. INTRODUCTION
The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with all applicable federal and state securities laws by Welltower Inc. and its directors, officers and employees. Federal and state laws prohibit buying, selling or making other transfers of securities by persons who are in possession of material information that is not generally known or available to the public. These laws also prohibit persons with such information from disclosing it to others who trade. Persons subject to this Policy are responsible for seeing to it that they do not violate federal or state securities laws or this Policy. A summary of trading restrictions is attached hereto as Appendix A.
B. APPLICABILITY
This Policy is applicable to all directors, officers and employees of Welltower Inc. and its subsidiaries (collectively, “Welltower”), as well as (i) any family members who reside with a director, officer or employee (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) anyone else who lives in a director’s, officer’s or employee’s household (other than household employees), (iii) any family members of a director, officer or employee who do not share a household with the director, officer or employee but whose security transactions are directed by, or are subject to the influence or control of, a director, officer or employee, such as parents or children who consult with the director, officer or employee before they trade in Welltower securities, (iv) corporations or other business entities controlled or managed by a director, officer or employee, (v) trusts for which a director, officer or employee is the trustee or otherwise influences or controls, and (vi) estates for which a director, officer or employee is an executor (the persons in clauses (i) – (vi) being referred to herein collectively as “Related Persons”, and together with directors, officers and employees of Welltower, “Covered Persons”). Additionally, all references in this Policy to “you” or to directors, officers or employees of Welltower should be read to include your or such directors’, officers’ or employees’ respective Related Persons. The Securities and Exchange Commission and federal prosecutors may presume that trading by family members is based on information that a director, officer or employee supplied and may treat any such transactions as if the director, officer or employee had traded. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. Directors, officers and employees are responsible for ensuring that their Related Persons comply with this Policy. Questions regarding this Policy, or its application to any proposed transaction, should be directed to the office of the Corporate Secretary of Welltower at ***@welltower.com or ***.
C. GENERAL POLICY
1. Prohibited Trading in Welltower Securities
Covered Persons may not trade (directly or indirectly) in Welltower securities when they are in possession of material nonpublic information concerning Welltower.
2. Prohibited Trading in Other Securities, Including those of Customers and Competitors
Covered Persons may not trade in the securities of any company, including that of Welltower tenants, borrowers, operators, customers, competitors, and companies with which Welltower may be negotiating a major transaction, when they are in possession of material nonpublic information about the other company which was acquired in the course of that director, officer or employee’s employment by or service to Welltower.
In addition, under no circumstances may a Covered Person trade in the securities of Welltower’s public customers, operators or their affiliates (such as Brookdale Senior Living, Chartwell Retirement Residence) or competitors or their affiliates (such as Ventas, Inc., Healthpeak Properties, Inc., Healthcare Realty Trust, Omega Healthcare Investors, Inc., Sabra Health Care REIT).
If in doubt as to whether a company would be included in any of these categories, please contact the Corporate Secretary at ***@welltower.com.
3. Prohibition on “Tipping” Information to Others
Covered Persons may not disclose material nonpublic information regarding Welltower or any other company (if the person learns of material nonpublic information about the other company in the course of the director, officer or employee’s employment by or service to Welltower) or recommend while in possession of such material nonpublic information that another person trade in Welltower’s securities or the securities of the other company, which may include Welltower’s tenants, borrowers, operators, customers, competitors, companies with which Welltower may be negotiating a major transaction, if the person learns of material nonpublic information about the other company in the course of the director, officer or employee’s employment by or service to Welltower.
This practice, known as “tipping”, also violates the securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed material nonpublic information. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that material nonpublic information is not disclosed to such persons. This prohibition on “tipping” does not prohibit legitimate business communications to Welltower personnel or third party advisors (such as the independent auditors, investment banking advisors or outside legal counsel) who require the information in order to perform their business duties. Material nonpublic information, however, should not be disclosed to persons outside Welltower unless you are specifically authorized to disclose such information and the person receiving the information has agreed, in writing, if appropriate, to keep the information confidential.
4. Maintaining Confidentiality of Welltower, Customer and Vendor Information
In addition to the trading-related restrictions discussed above, directors, officers and employees should also be mindful of their general confidentiality obligations as provided for in Welltower’s Code of Business Conduct and Ethics.
Also, legal rules govern the timing and nature of Welltower’s disclosure of material information to outsiders and the public. Violation of these rules could result in substantial liability for you, Welltower and its management. For this reason, Welltower permits only specifically designated representatives of Welltower to discuss the Company with the news media, securities analysts and investors. If you receive inquiries of this nature, refer them to the Corporate Secretary at ***@welltower.com.
5. Trading in Welltower Securities by Welltower
From time to time, Welltower may engage in transactions in its own securities. It is Welltower’s policy to comply with all applicable federal securities laws and state laws (including obtaining approvals by the Board of Directors or appropriate committee thereof, if required) when engaging in transactions in Welltower securities.
D. DEFINITIONS/EXPLANATIONS
1. What is Material Information?
The materiality of information depends upon the facts and circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, whether debt or equity. Some examples of information that could be material include:
•    Unpublished earnings results, or expectations for the quarter or year
•    Information regarding occupancy trends or rent collection rates
•    Adjustments to reported earnings
•    Changes in dividend policies or the declaration of special dividends
•    Agreements regarding a merger, acquisition, disposition, joint venture or other significant pending or proposed transaction
•    Significant changes in relationships with major operators, tenants, borrowers or customers or information regarding significant developments related to the financial condition of such third-parties
•    Changes in management or the board of directors
•    Substantial changes in accounting methods

•    Actual or threatened material litigation or government investigations or proceedings
•    Illegal activity, fraud or self-dealing by management
•    Debt service or liquidity problems
•    Public offerings or private sales of debt or equity securities
•    Stock splits, calls, redemptions or repurchases of securities
•    Changes to competitors that affect a company’s competitive position
•    Cybersecurity risks or actual incidents
The above list is only illustrative; many other types of information may be considered “material” depending on the facts and circumstances. The materiality of particular information is subject to reassessment on a regular basis. Further, federal, state and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade.
2. What is “Nonpublic” Information?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must:
•    be widely disseminated so that it is generally available to investors, such as disclosure by filing a Form 10-Q, Form 10-K, Form 8-K or other report with the Securities and Exchange Commission (“SEC”), or disclosure by release to a national business and financial wire service (such as BusinessWire, Reuters or Bloomberg), a national news service or a national newspaper (such as The Wall Street Journal (please note that the circulation of rumors, Internet chat or “talk on the street,” even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure, nor does the mere posting of the information on an Internet website (other than the SEC’s website)); and
•    enough time must have elapsed to permit the investment market to absorb and evaluate the information. You should generally consider information to be nonpublic until 48 hours have elapsed following public disclosure.
3. What Constitutes Trading for Purposes of the Policy?
For purposes of this Policy, references to “trading” and “transactions” include, among other things:
•    purchases and sales of Welltower securities in public markets;
•    the conversion of Class A Common Units of Welltower OP LLC (“OP Units”) to Welltower Inc. common stock;
•    sales of Welltower securities obtained through the exercise of employee stock options granted by Welltower or the conversion of OP Units;
•    making gifts of Welltower securities (including charitable donations); or
•    using Company securities to secure a loan.
Conversely, references to “trading” and “transactions” do not include:
•    the exercise of Welltower stock options if no securities are to be sold or if there is a “net exercise” (as defined below);
•    the vesting of Welltower stock options, restricted stock, restricted stock units or long term incentive plan units (“LTIP Units”);
•    the conversion of LTIP Units to OP Units; or
•    the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock, restricted stock units or LTIP Units.

Therefore, you may freely exercise your stock options, have LTIP units convert to OP Units, engage in “net exercises” and have Welltower withhold shares to satisfy your tax obligations without violating this Policy. Note that a “net exercise” (which is permitted) is the use of the underlying shares to pay the exercise price and/or tax withholding obligations, whereas a broker-assisted cashless exercise (which is not permitted) involves the broker selling some or all of the shares underlying the option on the open market.
This Policy also does not apply to your purchases of Welltower stock in the Employee Stock Purchase Plan (as amended from time to time, the “ESPP”) resulting from your periodic contribution of money to the ESPP pursuant to your payroll deduction election made while you are not in possession of material nonpublic information and, if the trading window is applicable to you, while the trading window is open. However, this Policy will apply to any: (a) election to participate in the ESPP for an enrollment period; (b) increase or decrease in your amount of periodic contributions to the ESPP; and (c) sales of Welltower stock pursuant to the ESPP.
To the extent you participate in Welltower’s Dividend Reinvestment Plan (as amended from time to time), this Policy will not apply to purchases of Welltower stock under the plan resulting from your election to reinvest dividends made while you are not in possession of material nonpublic information and if the trading window is applicable to you, while the trading window is open. However, this Policy does apply to any: (a) election to participate in the plan; (b) increase or decrease in your level of participation in the plan; and (c) sale of Welltower stock purchased pursuant to the plan.
E. ADDITIONAL RESTRICTIONS
1. Trading Windows
In addition to the trading restrictions described above, directors, executive vice presidents, senior vice presidents, vice presidents, any other employees required to file reports under Section 16(a) of the Securities Exchange Act of 1934 (“Section 16 Filers”), and the employees of Welltower in the positions, divisions, or departments listed on Appendix B, and their Related Persons (collectively, “Insiders”), may only buy or sell Welltower securities during “open trading windows.” A memorandum will be issued when the trading windows "open," usually 24 hours after Welltower has issued its quarterly earnings release. This 24-hour period permits a reasonable amount of time to elapse for the market to react to the information contained in the release. Generally, the trading windows will "close" at the end of each quarter and a memorandum announcing each "closing" will be circulated in advance. Even if there is an “open” trading window, you may not trade in Welltower securities if you are in possession of material nonpublic information about Welltower. In addition, persons subject to the trading window must pre-clear all transactions in Welltower securities even if initiated when the trading window is “open.” See below for pre-clearance requirements during open trading windows.
2. Event Specific Blackout Periods
From time to time because of material nonpublic information developments, Welltower may need to impose a special blackout period on trading in Welltower securities. Such blackout may result in the closure of the quarterly trading window and/or may prohibit persons who are not otherwise subject to the quarterly trading window restrictions from trading in Welltower securities. In such a case, a memorandum or other instructions may be issued to particular individuals that the window has been closed and/or that they are prohibited from trading. Any individuals so notified should not engage in any transactions involving the purchase or sale of Welltower securities, and should not disclose to others the fact that they are restricted from trading.
3. Pre-Clearance of Securities Transactions
Because Insiders are likely to obtain material nonpublic information on a regular basis, Welltower requires all such persons to refrain from trading, even during an open trading window, without first pre-clearing all transactions in Welltower’s securities. Therefore, all Insiders must obtain written approval from the Corporate Secretary prior to engaging in any transaction in Welltower securities. Request for pre-clearance must be submitted at least 24 hours’ in advance of the transaction to the Corporate Secretary by email to ***@welltower.com. Note that trades conducted pursuant to Rule 10b5-1 plans are not subject to the same preclearance requirement and are instead subject to the rules described in Section 6 below.

4. Clearance of any transaction is valid only for a 48-hour period, but may not be executed if subsequent to pre-clearance and prior to transacting you obtain material nonpublic information concerning Welltower. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be requested again. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
5. Margin Accounts and Pledging Transactions
Directors and executive officers of Welltower may pledge their securities (exclusive of LTIP Units, options, warrants, restricted stock units or other rights to purchase securities, but inclusive of OP Units) as collateral for loans, subject to approval of individual plans by the General Counsel. In the event that the General Counsel wishes to pledge securities as collateral for loans, the individual plan of the General Counsel will be subject to the approval of the Chairman of the Board of Directors.
In order to mitigate the risk of forced sales of pledged securities, and the potential reputational and financial consequences of such sales, the General Counsel (or Chairman of the Board of Directors, if applicable) shall take into account the following guidelines when choosing to approve a pledge including:
a.    The director or executive officer must present a clear rationale for the need for the pledging activity.
b.    The amount of securities pledged must not represent a substantial portion of the individual director or executive officer’s holdings of Welltower securities.
c.    In the aggregate, directors and executive officers may not pledge more than an insignificant amount of the Company’s outstanding securities.
On at least a quarterly basis, the General Counsel will update the Compensation Committee of the Board of Directors with the following information:
a.    The names of executive officers and directors that have had pledging plans approved;
b.    The total amount of securities which are approved to be pledged by each executive officer or director under an approved plan, and the percentage of each individual’s holdings that such amount represents;
c.    The total amount of securities which have actually been pledged by each executive officer or director under an approved plan, and the percentage of each individual’s holdings that such amount represents;
d.    The aggregate amount of securities pledged and securities approved to be pledged by all executive officers and directors as a percentage of the total amount of outstanding securities and the average trading volume of the securities; and
e.    The value of the securities pledged pursuant to any plan as a percentage of the loan secured by such securities, the change in value of the pledged securities since the time of pledging and the estimated number of days required to unwind the pledged positions.
6. Prohibition on Speculative and Hedging Transactions
Covered Persons may not enter into:
•    hedging transactions with respect to Welltower securities, including equity securities held directly or indirectly and granted by Welltower as part of director or employee compensation (which includes the purchase of financial instruments designed to offset the market value of equity securities of Welltower, such as prepaid variable contracts, equity swaps, collars and exchange funds);
•    monetization transactions with respect to Welltower securities (which includes trading in options, warrants, puts and calls or similar instruments); or
•    transactions with respect to selling Welltower securities “short” (which means selling securities that you don't own).
Investing in Welltower securities provides an opportunity to share in the future growth of Welltower. Investment in Welltower and sharing in the growth of Welltower, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the Covered Person in conflict with the best interests of Welltower and its shareholders.

Directors, officers and employees of Welltower may, of course, exercise stock or unit options granted to them by Welltower or convert OP Units and, subject to the restrictions discussed in this Policy and other applicable Welltower policies, sell shares acquired through exercise of options or conversion of OP Units.
7. Rule 10b5-1 Plans
Covered Persons will not be prohibited from trading in Welltower securities during periods when the trading window described above is closed or at a time when they are in possession of material nonpublic information concerning Welltower, if the transactions are effected pursuant to a previously established contract, plan or instruction that satisfies the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (a “Rule 10b5-1 plan”) and all policies and procedures set forth in this section. These Rule 10b5-1 plans provide an affirmative defense to liability under the insider trading rules for trades satisfying certain conditions.
To entitle their user to the affirmative defense, and to comply with Welltower’s policies, Rule 10b5-1 plans must comply with the following:
a.    A Covered Person must adopt a contract, instruction or written plan at a time when the Covered Person is not aware of material, nonpublic information and not otherwise restricted from trading as a result of a trading window limitation.
b.    The Rule 10b5-1 plan must (i) specify the dates, prices, and amounts of securities to be sold; (ii) include a written formula for determining these terms; or (iii) not permit the Covered Person to exercise any subsequent influence over how, when, or whether to effect transactions in the securities.
c.    The Covered Person must adopt the Rule 10b5-1 plan in good faith and act in good faith with respect to the Rule 10b5-1 plan after adoption.
d.    Rule 10b5-1 plans adopted by Section 16 Filers and their Related Persons must provide that trading under the plan cannot begin until the later of: (a) 90 days after the adoption of the Rule 10b5-1 plan; or (b) two business days following the disclosure of the company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted. Rule 10b5-1 plans adopted by other Covered Persons must provide that trading under the plan cannot begin until 30 days after adoption of the Rule 10b5-1 plan.
e.    The Covered Person may not modify or cancel the Rule 10b5-1 plan or have multiple Rule 10b5-1 plans at a single time, except in compliance with the rules and regulations of the SEC, including that:
i.Two separate Rule 10b5-1 plans can be in effect at the same time (but not trading at the same time) so long as the later-commencing plan meets all the conditions set forth in Rule 10b5-1.
ii.    Separate Rule 10b5-1 plans for “sell-to-cover” transactions in which a person authorizes an agent to sell only such securities (excluding stock options) as are necessary in order to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award (a “STC 10b5-1 trading plan”).
iii.    Covered Persons may enter into a series of Rule 10b5-1 plans with different broker-dealers or other agents acting on behalf of the Covered Person that are treated as a single Rule 10b5-1 plan, provided that such plans with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of, and remain collectively subject to Exchange Act Rule 10b5-1(c)(1).
f.    Other than a plan which qualifies as a STC 10b5-1 trading plan, a Covered Person may not have more than one single-trade 10b5-1 plan during any 12-month period. A single-trade Rule 10b5-1 plan is a Rule 10b5-1 plan that has the practical effect of requiring the purchase or sale of securities under the Rule 10b5-1 plan to occur as a single transaction.
g.    Officers and directors of Welltower must include the certifications required by the SEC in their Rule 10b5-1 plans, and any Section 16 Filers must agree to provide to Welltower, and consent to the disclosure of, all information that Welltower is required to disclose in its reports filed with the SEC.
This Policy does not include an exhaustive list of conditions that must be met for the use of Rule 10b5-1 plans. Covered Persons wishing to adopt a trading plan will need to refer to the detailed requirements set forth in Rule 10b5-1 of the Exchange Act.

Welltower requires such contracts, plans or instructions to be approved in advance in accordance with the pre-clearance procedures set forth for individual trades in Section E.3. and be executed by the Covered Person and the broker during an open trading window (for Insiders to whom the window applies) and at a time when the Covered Person is not in possession of material nonpublic information concerning Welltower. Consistent with Rule 10b5-1, for purposes of this Policy, any material modification, including changes to the amount, price, or timing of the purchase or sale of the securities (including the formula, algorithm, or program affecting these terms) underlying the 10b5-1 plan constitutes a termination of such plan and the adoption of a new Rule 10b5-1 plan, subject to the approval process for new plans and the cooling-off period described in 6.d. of this section above. If a Covered Person wishes to make administerial changes to a Rule 10b5-1 plan, such as changing the account information, the Covered Person should consult with the Corporate Secretary in advance to confirm that any such change does not constitute an effective termination of the plan.
Welltower and Welltower’s employees or other representatives will in no event be deemed, by their approval of an individual’s plan, to have represented that the plan complies with Rule 10b5-1 or to have assumed any liability or responsibility to the individual or any other party if the plan does not comply with Rule 10b5-1.
F. CRIMINAL AND CIVIL LIABILITIES; DISCIPLINARY ACTION
Violation of the insider trading laws can result in severe penalties. Under federal law, if an individual engages in insider trading or communicates inside information to others, he may be subject to a civil penalty up to three times the profit gained or losses avoided and may be subject to criminal penalties, including a criminal fine of up to $5 million and have to serve a jail sentence of up to 20 years. In addition, the company could be subject to a civil fine of up to the greater of $1.525 million (subject to potential adjustment for inflation), and three times the profit gained or loss avoided as a result of a director or employee’s insider trading violations, as well as a criminal fine of up to $25 million. Employees who violate this Policy may be subject to disciplinary action by Welltower including termination for cause.
G. POST-TERMINATION TRANSACTIONS
This Policy will continue to apply to your transactions in Welltower securities after your employment or service has terminated with Welltower in accordance with the following:
•    If you are in possession of material nonpublic information at the time of termination, you may not trade in Welltower’s securities until that information has been publicly disclosed or is no longer material.
•    If you are subject to a special blackout period at the time of your termination, you may not trade in Welltower’s securities until that blackout period is lifted or Welltower notifies you that you are permitted to trade (subject to you not having any other material nonpublic information at the time of the lifting of the blackout period).
•    If you are subject to the trading window and the trading window is closed at the time of your termination, you may not trade in Welltower’s securities until the next open trading window (subject to you not having any material nonpublic Information at the time of the opening of the trading window).
Reviewed and Approved by the Board of Directors of Welltower Inc. on March 1, 2024

APPENDIX A

WELLTOWER INC.
SUMMARY OF TRADING RESTRICTIONS IN
REVISED INSIDER TRADING POLICY

PERSONS AFFECTED	TRADING IN WELLTOWER SECURITIES WHILE IN POSSESSION OF MATERIAL, NONPUBLIC INFORMATION (POLICY SECTION C.1)	TRADING IN WELLTOWER SECURITIES DURING CLOSED WINDOWS (POLICY SECTION E.1)	TRADING IN WELLTOWER SECURITIES DURING OPEN WINDOWS (POLICY SECTION E.3)	TRADING IN SECURITIES OF ANY WELLTOWER CUSTOMERS & COMPETITORS WHILE IN POSSESSION OF MATERIAL, NONPUBLIC INFORMATION REGARDING THAT ENTITY (POLICY SECTION C.2)	TRADING IN SECURITIES OF WELLTOWER'S PUBLIC CUSTOMERS, OPERATORS OR COMPETITORS (POLICY SECTION C.2)

All Executive Assistants, Board of Directors, EVPs, SVPs, VPs, Other Section 16 Filers, Employees in the Positions, Divisions, and Departments Listed on Appendix B, Related Persons*	No Trading	No Trading	Must obtain pre-clearance and provide 24 hours' advance notice to ***@ welltower.com; preclearance lasts for 48 hours (Absent MNPI)	No Trading	No Trading

All Other Personnel and Related Persons*	No Trading	No Restrictions (Absent MNPI and an Event Specific Blackout Period)	No Restrictions (Absent MNPI)	No Trading	No Trading
*A “Related Person” of a person includes (i) any family members who reside with such person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) anyone else who lives in such person’s household (other than household employees), (iii) any family members of a person who do not share a household with such person but whose securities transactions are directed by or are subject to such person’s influence or control, such as parents or children who consult with such person before they trade in securities, (iv) corporations or other business entities controlled or managed by such person, (v) trusts for which such person is the trustee or otherwise influences or controls, and (vi) estates for which such person is an executor.

APPENDIX B
All Executive Administrative Assistants
Accounting—Capital Accounting
Accounting—Leasing and Administration
Accounting—NNN Accounting
Accounting—Partnership Accounting
Accounting—Reporting and Data Administration
Accounting—Transaction Accounting
Asset Management—Asset Management
Asset Management—Portfolio Management
Corporate Finance—Finance and Investments
Corporate Finance—Financial Planning and Analysis
Human Capital—Business Partners
Human Capital—Human Capital Operations
Human Capital—Human Capital Planning & Analytics
Internal Audit
Investments Teams
Legal
Media & Communications
Outpatient Medical—RES—Asset Management
Relationship Management
Tax
Treasury